Exhibit 99.1

PRESS RELEASE

ASPEN REPORTS FIRST QUARTER 2014 RESULTS
Annualized Operating ROE of 14.8% Highest in Over Three Years
Diluted Operating Income Per Share Increased 46% from First Quarter of 2013
Diluted Book Value Per Share Up 4.4% from December 31, 2013
Quarterly Dividend On Ordinary Shares Increased 11.1%

Hamilton, Bermuda, April 23, 2014 - Aspen Insurance Holdings Limited (“Aspen”) (NYSE: AHL) today reported net income after tax of $120.4 million, or $1.66 diluted net income per share, for the quarter ended March 31, 2014.

Chris O’Kane, Chief Executive Officer, commented, “We are very pleased with our strong results this quarter, which reflect the successful execution and growing impact of our three strategic levers: capital management, enhanced investment returns and optimization of our business portfolio.  Our annualized operating return on average equity was 14.8%, the highest quarterly ROE since we began significant investments in our U.S. insurance lines in 2010. The U.S. Insurance teams continued their trajectory of profitable growth and International Insurance achieved a solid quarter. Our Reinsurance business had yet another strong quarter and remains a preferred trading partner for our clients.
“We continue to execute on targeted growth opportunities building off of our prior investments and the strength of our teams. Historically, we invested in both Insurance and Reinsurance to position our businesses for profitable growth.  Those investments are paying dividends and driving meaningful improvements in our results.  We expect the benefits garnered from those investments to continue to increase in the coming years and to drive premium growth faster than both expenses and allocated risk capital, which will result in continued improvement in ROE.”
Operating highlights for the quarter ended March 31, 2014

•
Gross written premiums increased overall by 10.6% to $855.5 million in the first quarter of 2014 from the first quarter of 2013. Gross written premiums in Reinsurance and Insurance increased by 7.4% and 14.8% respectively from the first quarter of 2013

•
Combined ratio of 87.6% (87.0% excluding non-recurring corporate expenses) for the first quarter of 2014 compared with 90.1% for the first quarter of 2013.  There were $10.6 million, or 1.9 combined ratio points, of catastrophe losses pre-tax net of reinsurance recoveries and reinstatement premiums in the first quarter of 2014 compared with no catastrophe losses in the first quarter of 2013

•
Net favorable development on prior year loss reserves of $28.2 million, or 5.0 combined ratio points, for the first quarter of 2014 compared with $26.2 million, or 5.1 combined ratio points, for the first quarter of 2013

•
The loss ratio of 50.9% for the first quarter of 2014 compared with 52.6% for the first quarter of 2013.  The accident year ex-catastrophe loss ratio of 54.0% compared with 57.7% for the first quarter of 2013

Financial highlights for the quarter ended March 31, 2014

•
Annualized net income return on average equity of 16.0% and annualized operating return on average equity of 14.8% for the first quarter of 2014 compared with 11.6% and 10.8%, respectively, for the first quarter of 2013(1)

•	Diluted net income per share of $1.66 for the quarter ended March 31, 2014 an increase of 44% from diluted net income per share of $1.15 for the first quarter of 2013

•	Diluted operating income per share of $1.55 for the quarter ended March 31, 2014 an increase of 46% from $1.06 for the first quarter of 2013(1)

•	On a pre-tax basis, net catastrophe losses were $10.6 million, or $0.16 per diluted share, for the first quarter of 2014 compared with no catastrophe losses in the first quarter of 2013

•	Diluted book value per share of $42.72 at March 31, 2014, up 4.4% from December 31, 2013 and up 5.0% from March 31, 2013

(1)	See definition of non-GAAP financial measures at the end of this release.

Segment highlights

Reinsurance

Operating highlights for Reinsurance for the quarter ended March 31, 2014 include:

•	Gross written premiums of $472.2 million increased 7.4% compared with $439.6 million for the first quarter of 2013

•	Combined ratio of 72.6% compared with 78.5% for the first quarter of 2013

•
Favorable prior year loss reserve development of $21.2 million, or 7.9 combined ratio points, compared with $20.1 million favorable prior year loss reserve development, or 7.8 combined ratio points, for the first quarter of 2013

The increase in gross written premiums was primarily attributable to growth in Catastrophe and Other Property lines of business.

The combined ratio of 72.6% for the first quarter of 2014 included $5.5 million, or 2.1 percentage points, of catastrophe losses, pre-tax net of reinsurance recoveries and reinstatement premiums related to Japanese snowstorms and U.S. winter storms. The combined ratio of 78.5% for the first quarter of 2013 included no catastrophe losses. The accident year ex-catastrophe loss ratio for the Reinsurance segment was 47.2% compared with 52.3% for the first quarter of 2013.

Insurance

Operating highlights for Insurance for the quarter ended March 31, 2014 include:

•	Gross written premiums of $383.3 million increased 14.8% compared with $333.8 million for the first quarter of 2013

•	Combined ratio of 95.1% compared with 96.8% for the first quarter of 2013

•
Prior year favorable development of $7.0 million, or 2.3 combined ratio points, compared with prior year reserve favorable development of $6.1 million, or 2.4 combined ratio points, for the first quarter of 2013.

The increase in gross written premiums was mainly attributable to continued growth from the U.S. teams. The U.S. Insurance teams were again profitable in the quarter with a combined ratio of 98.8%.

The combined ratio of 95.1% for the first quarter of 2014 included $5.1 million, or 1.7 percentage points, of net catastrophe losses, pre-tax net of reinsurance recoveries, related to U.S. winter storms and U.K. floods. The accident year ex-catastrophe loss ratio for the Insurance segment was 59.9% compared with 63.1% for the first quarter of 2013.

Investment performance

Aspen’s investment portfolio continues to be comprised primarily of high quality fixed income securities with an average credit quality of “AA-”. The average duration of the fixed income portfolio was 3.5 years at March 31, 2014, excluding the impact of interest rate swaps, or 3.2 years including the impact of interest rate swaps. The total return on Aspen’s investment portfolio was 1.0% for the first quarter of 2014, compared to 0.5% for the first quarter of 2013. The equity portfolio had a gain of 2.4% for the quarter compared to 8.7% for the first quarter of 2013.

Net investment income for the first quarter of 2014 was $49.5 million compared with $48.3 million for the first quarter of 2013. Book yield as at March 31, 2014 on the fixed income portfolio was 2.68% compared to 2.74% at December 31, 2013 and 2.80% at March 31, 2013.

Net realized and unrealized investment gains included in net income for the quarter were $8.3 million.

Dividend Increase
The Board of Directors has declared a quarterly cash dividend on Aspen’s ordinary shares of $0.20 per ordinary share. The amount payable increased by 11.1% from Aspen’s previous quarterly dividend of $0.18 per ordinary share.
Capital

Total shareholders’ equity increased by $87.2 million in the quarter to $3.4 billion at March 31, 2014.
During the first quarter of 2014, Aspen repurchased 770,505 ordinary shares in the open market at an average price of $40.08 per share for a total cost of $30.9 million. Aspen had $193.3 million remaining under its current share repurchase authorization as at March 31, 2014.
Outlook

Aspen continues to expect to achieve an operating return on equity of 10% in 2014, assuming a pre-tax catastrophe load of $185 million, normal loss experience and the current interest rate curve and insurance pricing environment.

We expect operating return on equity to increase in each of 2015 and 2016. The building blocks for the expected acceleration of ROE are growth in our U.S. Insurance business, portfolio optimization initiatives, rising interest rates and capital management. We expect to achieve premium scale in our U.S Insurance business in 2015 and for that business to be a strong contributor to overall results as Aspen gains greater premium leverage over time. Our U.S. Insurance business net earned premiums grew 25% in the first quarter over a year ago and we are experiencing continued growth momentum with attractive loss ratios. Further, we expect our portfolio optimization initiatives, including the restructuring of our reinsurance and retrocession program, combined with a rising interest rate environment, to be a more positive contributor to operating income.

In the aggregate, assuming pre-tax catastrophe load of $200 million, normal loss experience, our expectations for rising interest rates and a less favorable insurance pricing environment, we would expect operating return on equity in 2015 to increase over 2014 on the order of 100 basis points, and beyond 2015 we expect to obtain additional continued benefits to our ROE from increasing operating leverage.

Earnings conference call and webcast

Aspen will host a conference call to discuss the results at 8:30 am (EST) on Thursday, April 24, 2014.

To participate in the April 24 conference call by phone
Please call to register at least 10 minutes before the conference call begins by dialing:

+1 (888) 459 5609 (US toll free) or
+1 (404) 665 9920 (international)
Conference ID 18692881
To listen live online
Aspen will provide a live webcast on Aspen’s website at www.aspen.co.
To download the materials
The earnings press release and a detailed financial supplement will also be published on Aspen’s website at www.aspen.co.

To listen later
A replay of the call will be available for 14 days via phone and internet, available two hours after the end of the live call. To listen to the replay by phone please dial:

+1 (855) 859 2056 (US toll free) or
+1 (404) 537 3406 (international)
Replay ID 18692881
The recording will be also available at www.aspen.co on the Event Calendar page within the Investor Relations section.
For further information please contact

Investors
Kerry Calaiaro, Senior Vice President, Investor Relations, Aspen
Kerry.Calaiaro@aspen.co
+1 (646) 502 1076

Kathleen de Guzman, Vice President, Investor Relations, Aspen
Kathleen.deGuzman@aspen.co
+1 (646) 289 4912

Media
Steve Colton, Head of Communications, Aspen
Steve.Colton@aspen.co
+44 20 7184 8337

International - Citigate Dewe Rogerson
Caroline Merrell or Jos Bieneman
caroline.merrell@citigatedr.co.uk
jos.bieneman@citigatedr.co.uk
+44 20 7638 9571

North America - Sard Verbinnen & Co
Paul Scarpetta or Jamie Tully
+1 (212) 687 8080

Aspen Insurance Holdings Limited
Summary consolidated balance sheet (unaudited)
$ in millions, except per share data

	As at March 31, 2014	As at December 31, 2013

ASSETS
Total investments	$7,006.1	$6,959.8
Cash and cash equivalents	1,443.7	1,293.6
Reinsurance recoverables	573.4	484.6
Premiums receivable	1,189.5	999.0
Other assets	550.5	493.5
Total assets	$10,763.2	$10,230.5

LIABILITIES
Losses and loss adjustment expenses	$4,760.7	$4,678.9
Unearned premiums	1,479.7	1,280.6
Other payables	533.6	372.4
Silverton loan notes	53.4	50.0
Long-term debt	549.0	549.0
Total liabilities	$7,376.4	$6,930.9

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	3,386.8	3,299.6
Total liabilities and shareholders’ equity	$10,763.2	$10,230.5

Book value per share	$43.28	$41.87
Diluted book value per share (treasury stock method)	$42.72	$40.90

Aspen Insurance Holdings Limited
Summary consolidated statement of income (unaudited)
$ in millions, except ratios

	Three Months Ended
	March 31, 2014	March 31, 2013
UNDERWRITING REVENUES
Gross written premiums	$855.5	$773.4
Premiums ceded	(158.0)	(176.4)
Net written premiums	697.5	597.0
Change in unearned premiums	(131.0)	(86.1)
Net earned premiums	566.5	510.9
UNDERWRITING EXPENSES
Losses and loss adjustment expenses	288.1	268.7
Amortization of deferred policy acquisition costs	112.0	104.6
General, administrative and corporate expenses (excluding non-recurring corporate expenses)	92.6	86.6
Total underwriting expenses	492.7	459.9
Underwriting income including corporate expenses	73.8	51.0
OTHER OPERATING REVENUE
Net investment income	49.5	48.3
Interest expense	(7.4)	(7.7)
Other (expense) income	(0.1)	0.5
Total other operating revenue	42.0	41.1

OPERATING INCOME BEFORE TAX	115.8	92.1

Non-recurring corporate expenses	(3.0)	—
Net realized and unrealized exchange gains (losses)	3.1	(10.2)
Net realized and unrealized investment gains	8.3	15.8
INCOME BEFORE TAX	124.2	97.7
Income tax expense	(3.8)	(5.9)
NET INCOME AFTER TAX	120.4	91.8
Dividends paid on ordinary shares	(11.7)	(11.9)
Dividends paid on preference shares	(9.5)	(8.6)
Proportion due to non-controlling interest	(0.1)	—
Retained income	$99.1	$71.3
Components of net income (after tax)
Operating income	$112.7	$85.7
Non-recurring corporate expenses	(3.0)	—
Net realized and unrealized exchange gains (losses) after tax	2.6	(9.5)
Net realized investment gains after tax	8.1	15.6
NET INCOME AFTER TAX	$120.4	$91.8

Loss ratio	50.9%	52.6%
Policy acquisition expense ratio	19.8%	20.5%
General, administrative and corporate expense ratio	16.9%	17.0%
General, administrative and corporate expense ratio (excluding non-recurring corporate expenses)	16.3%	17.0%
Expense ratio	36.7%	37.5%
Expense ratio (excluding non-recurring corporate expenses)	36.1%	37.5%
Combined ratio	87.6%	90.1%
Combined ratio (excluding non-recurring corporate expenses)	87.0%	90.1%

Aspen Insurance Holdings Limited
Summary consolidated financial data (unaudited)
$ in millions, except number of shares

	Three Months Ended
	March 31, 2014	March 31, 2013

Basic earnings per ordinary share
Net income adjusted for preference share dividend	$1.70	$1.21
Operating income adjusted for preference share dividend	$1.59	$1.12
Diluted earnings per ordinary share
Net income adjusted for preference share dividend	$1.66	$1.15
Operating income adjusted for preference share dividend	$1.55	$1.06

Weighted average number of ordinary shares outstanding (in millions)	65.289	68.854

Weighted average number of ordinary shares outstanding and dilutive potential ordinary shares (in millions)	66.566	72.453

Book value per ordinary share	$43.28	$43.14
Diluted book value per ordinary share (treasury stock method)	$42.72	$40.67

Ordinary shares outstanding at end of the period (in millions)	65.419	65.634

Ordinary shares outstanding and dilutive potential ordinary shares at end of the period (treasury stock method) (in millions)	66.281	69.611

Aspen Insurance Holdings Limited
Summary consolidated segment information (unaudited)
$ in millions, except ratios

	Three Months Ended March 31, 2014			Three Months Ended March 31, 2013
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total

Gross written premiums	$472.2	$383.3	$855.5	$439.6	$333.8	$773.4
Net written premiums	442.6	254.9	697.5	400.5	196.5	597.0
Gross earned premiums	278.5	373.6	652.1	271.9	312.9	584.8
Net earned premiums	266.7	299.8	566.5	256.7	254.2	510.9
Losses and loss adjustment expenses	110.4	177.7	288.1	114.3	154.4	268.7
Policy acquisition expenses	50.4	61.6	112.0	55.3	49.3	104.6
General and administrative expenses	32.8	45.9	78.7	32.2	42.4	74.6
Underwriting income	$73.1	$14.6	$87.7	$54.9	$8.1	$63.0

Net investment income			49.5			48.3
Net realized and unrealized investment gains (1)			8.3			15.8
Corporate expenses			(13.9)			(12.0)
Non-recurring corporate expenses			(3.0)			—
Other (expense) income			(0.1)			0.5
Interest expenses			(7.4)			(7.7)
Net realized and unrealized foreign exchange gains (losses) (2)			3.1			(10.2)
Income before tax			$124.2			$97.7
Income tax expense			(3.8)			(5.9)
Net income			$120.4			$91.8

Ratios
Loss ratio	41.4%	59.3%	50.9%	44.5%	60.7%	52.6%
Policy acquisition expense ratio	18.9%	20.5%	19.8%	21.5%	19.4%	20.5%
General and administrative expense ratio (3)	12.3%	15.3%	16.9%	12.5%	16.7%	17.0%
General and administrative expense ratio (excluding non-recurring corporate expenses) (3)	12.3%	15.3%	16.3%	12.5%	16.7%	17.0%
Expense ratio	31.2%	35.8%	36.7%	34.0%	36.1%	37.5%
Expense ratio (excluding non-recurring corporate expenses)	31.2%	35.8%	36.1%	34.0%	36.1%	37.5%
Combined ratio	72.6%	95.1%	87.6%	78.5%	96.8%	90.1%
Combined ratio (excluding non-recurring corporate expenses)	72.6%	95.1%	87.0%	78.5%	96.8%	90.1%

(1) Includes realized and unrealized capital gains and losses and realized and unrealized gains and losses on interest rate swaps
(2) Includes realized and unrealized foreign exchange gains and losses and realized and unrealized gains and losses on foreign exchange contracts
(3) The total group general and administrative expense ratio includes the impact from corporate expenses

About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Germany, Ireland, Singapore, Switzerland, the United Kingdom and the United States. For the year ended December 31, 2013, Aspen reported $10.2 billion in total assets, $4.7 billion in gross reserves, $3.3 billion in total shareholders’ equity and $2.6 billion in gross written premiums. Its operating subsidiaries have been assigned a rating of “A” (“Strong”) by Standard & Poor’s Financial Services LLC (“S&P”), an “A” (“Excellent”) by A.M. Best Company Inc. (“A.M. Best”) and an “A2” (“Good”) by Moody’s Investor Service, Inc. (“Moody's”).

For more information about Aspen, please visit www.aspen.co.

Forward-looking Statements Safe Harbor
This press release contains, and Aspen's earnings conference call will contain, written or oral “forward-looking statements” within the meaning of the US federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “do not believe,” “aim,” “project,” “anticipate,” “seek,” “will,” “likely,” “estimate,” "may,” "continue,” “guidance,” “outlook,” “trends,” “future,” “could” and similar expressions of a future or forward-looking nature.

All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside Aspen’s control that could cause actual results to differ materially from such statements. Forward-looking statements do not reflect the potential impact of any future collaboration, acquisition, merger, disposition, joint venture or investments that Aspen may enter into or make, and the risks, uncertainties and other factors relating to such statements might also relate to the counterparty in any such transaction if entered into or made by Aspen.

All forward-looking statements address matters that involve risks and uncertainties.  Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: our ability to successfully implement steps to further optimize the business portfolio, ensure capital efficiency and enhance investment returns; the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made (including economic and political risks) catastrophic or material loss events, than our underwriting, reserving, reinsurance purchasing or investment practices have anticipated; the assumptions and uncertainties underlying reserve levels that may be impacted by future payments for settlements of claims and expenses or by other factors causing adverse or favorable development; the reliability of, and changes in assumptions to, natural and man-made catastrophe pricing, accumulation and estimated loss models; decreased demand for our insurance or reinsurance products and cyclical changes in the highly competitive insurance and reinsurance industry; increased competition from existing insurers and reinsurers and from alternative capital providers and insurance-linked funds and collateralized special purpose insurers on the basis of pricing, capacity, coverage terms, new capital, binding authorities to brokers or other factors and the related demand and supply dynamics as contracts come up for renewal; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions, including inflation, deflation, foreign currency exchange rates, interest rates and other factors that could affect our financial results; the risk of a material decline in the value or liquidity of all or parts of our investment portfolio; evolving issues with respect to interpretation of coverage after major loss events; our ability to adequately model and price the effects of climate cycles and climate change; any intervening legislative or governmental action and changing judicial interpretation and judgments on insurers’ liability to various risks; the effectiveness of our loss limitation methods, including our reinsurance purchasing; changes in the total industry losses, or our share of total industry losses, resulting from past events and, with respect to such events, our reliance on loss reports received from cedants and loss adjustors, our reliance on industry loss estimates and those generated by modeling techniques, changes in rulings on flood damage or other exclusions as a result of prevailing lawsuits and case law; the impact of one or more large losses from events other than natural catastrophes or by an unexpected accumulation of attritional losses; the impact of acts of terrorism, acts of war and related legislation; any changes in our reinsurers’ credit quality and the amount and timing of reinsurance recoverables; the continuing and uncertain impact of the current depressed lower growth economic environment in many of the countries in which we operate; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; a decline in our operating subsidiaries’ ratings with S&P, A.M. Best or Moody’s; the failure of our reinsurers, policyholders, brokers or other intermediaries to honor their payment obligations; our ability to execute our business plan to enter new markets, introduce new products and develop new distribution channels, including their integration into our existing operations; our reliance on the assessment and pricing of individual risks by third parties; our dependence on a few brokers for a large portion of our revenues; the persistence of heightened financial risks, including excess sovereign debt, the banking system and the Eurozone debt crisis; changes in our ability to exercise capital management initiatives (including our share repurchase program) or to arrange banking facilities as a result of prevailing market changes or changes in our financial position; changes in government regulations or tax laws in jurisdictions where we conduct business; changes in accounting principles or policies or in the application of such accounting principles or policies; Aspen or Aspen Bermuda Limited becoming subject to income taxes in the United States or the United Kingdom; loss of one or more of our senior underwriters or key personnel; our reliance on information and technology and third party service providers for our operations and systems; and increased counterparty risk due to the credit impairment of financial institutions. For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Aspen's Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on February 20, 2014.  Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. Due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Aspen's ultimate losses will remain within the stated amount.

Non-GAAP Financial Measures
In presenting Aspen's results, management has included and discussed certain "non-GAAP financial measures" as such term is defined in Regulation G. Management believes that these non-GAAP financial measures, which may be defined differently by other companies, better explain Aspen's results of operations in a manner that allows for a more complete understanding of the underlying trends in Aspen's business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measures in accordance with Regulation G is included in the financial supplement, which can be obtained from the Investor Relations section of Aspen's website at www.aspen.co.

(1) Annualized Operating Return on Average Equity (“Operating ROE”) is a non-GAAP financial measure. Operating ROE is calculated using operating income, as defined below, and average equity is calculated as the arithmetic average on a monthly basis for the stated periods of shareholders’ equity excluding the aggregate value of the liquidation preferences of our preference shares net of issuance costs and the total amount of non-controlling interest. Aspen presents Operating ROE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

See page 22 of Aspen's financial supplement for a reconciliation of operating income to net income and page 7 for a reconciliation of average ordinary shareholders’ equity to average shareholders’ equity. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen's website at www.aspen.co.

(2) Operating Income is a non-GAAP financial measure. Operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized and unrealized capital gains or losses, including net realized and unrealized gains or losses on interest rate swaps, after-tax net foreign exchange gains or losses, including net realized and unrealized gains and losses from foreign exchange contracts and certain non-recurring items. In the first quarter 2014, non-recurring items included costs associated with defending the unsolicited approach from Endurance Specialty Holdings Ltd. in the amount of $3.0 million.

Aspen excludes these above items from its calculation of operating income because they are either not expected to recur and therefore are not reflective of underlying performance or the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them would distort the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen's results of operations in a manner similar to how management analyzes Aspen's underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see page 22 of Aspen's financial supplement for a reconciliation of operating income to net income. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen's website at www.aspen.co.

(3) Diluted Book Value per Ordinary Share is not a non-GAAP financial measure. Aspen has included diluted book value per ordinary share as it illustrates the effect on basic book value per share of dilutive securities thereby providing a better benchmark for comparison with other companies. Diluted book value per share is calculated using the treasury stock method, defined on page 21 of Aspen’s financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

(4) Diluted Operating Earnings per Share and Basic Operating Earnings per Share are non-GAAP financial measures. Aspen believes that the presentation of diluted operating earnings per share and basic operating earnings per share supports meaningful comparison from period to period and the analysis of normal business operations. Diluted operating earnings per share and basic operating earnings per share are calculated by dividing operating income by the diluted or basic weighted average number of shares outstanding for the period. See page 22 of Aspen’s financial supplement for a reconciliation of diluted and basic operating earnings per share to basic earnings per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

(5) Combined Ratio Excluding Catastrophes is a non-GAAP financial measure. Aspen believes that the presentation of combined ratio excluding catastrophes supports meaningful comparison from period to period of the underlying performance of the business. Combined ratio excluding catastrophes is calculated by dividing net losses excluding catastrophe losses and net expenses by net earned premiums excluding catastrophe related reinstatement premiums. We have defined catastrophe losses in 2014 as losses associated with winter storms in the U.S., snowstorms in Japan and flooding in the U.K. There were no catastrophe losses in the comparative period in 2013.

Other

(1) Catastrophe Load included in our guidance is an estimate of the average annual aggregate loss before tax and after reinsurance from natural catastrophe events based on 50,000 simulations of our internal capital model which, in relation to its catastrophe modeling components, is based on a combination of catastrophe models selected by Aspen to best fit its current understanding of the worldwide natural catastrophe perils to which Aspen has known exposures. It does not include losses from non-natural catastrophe events such as terrorism or industrial accidents.

This load is attributed and then released quarter by quarter based on historic claims patterns. For example, there is a higher proportion allocated to the third quarter due to the historical frequency of U.S. Wind events in this period. As an organization, Aspen monitors its current catastrophe losses to date against expected losses and updates the projected numbers accordingly based on this experience.

Actual catastrophe loss experience may materially differ from the catastrophe load in any one year for reasons which include natural variability in the frequency and severity of catastrophe events, and limitations in one or more of the models or uncertainties in the application of policy terms and limits.